Exhibit 10.26

2013 Compensation Information for Registrant’s Executive Officers

The table below provides information regarding (i) the base salary of each executive officer of GTx, Inc. (the “Company”), effective as of January 1, 2013, and (ii) the target cash bonus award for each of the Company’s executive officers under the Company’s Executive Bonus Compensation Plan for fiscal 2013, expressed as a percentage of applicable base salary:

Executive Officer	Title	2013 Annual Base Salary ($)	2013 Target Bonus (%)
Mitchell S. Steiner	Chief Executive Officer and Vice-Chairman of the Board	565,110	65
Mark E. Mosteller	Vice President, Chief Financial Officer and Treasurer	320,856	30
Marc S. Hanover	President and Chief Operating Officer	491,646	55
James T. Dalton	Vice President, Chief Scientific Officer	430,560	30
Henry P. Doggrell	Vice President, Chief Legal Officer and Secretary	363,576	30